Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of ENvue Medical, Inc. for the registration of 6,000,768 shares of its common stock and to the incorporation by reference therein of our report dated April 15, 2026, with respect to the consolidated financial statements of ENvue Medical, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2025, filed with the Securities and Exchange Commission.

/s/ KOST FORER GABBAY & KASIERER

A Member of EY Global

Tel-Aviv, Israel

May 18, 2026